UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2008

SENTRY PETROLEUM LTD.

(Exact name of registrant as specified in charter)

Nevada	20-4475552
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

5190 Neil Road, Suite 430, Reno, NV	89502
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (866) 680-7649

N/A

(Former name or former address, if changed since last report)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2008, Iynkaran Maheswaran was appointed Chief Financial Officer and a member of the Board of Directors of Sentry Petroleum Ltd.

Since April 2005 Mr. Maheswaran has been employed by Telstra in Australia holding various positions including Head of Finance and Commercial, 3G Infrastructure JV. Managing teams of up to 29 people, his duties at Telstra has included Corporate Governance, Financial management including management reporting, Financial Planning & Analysis, tax, treasury, audit, evaluation of capital projects, business case development, securing funding and measure and report on performance, deal structuring and risk mitigation on contract negotiations for new initiatives, and tracking and controlling variations and costs, and management of Retail IT systems. From January of 2003 to March 2005 he worked as Commercial Manager for AAPT PTY Ltd. His responsibilities at AAPT included application of game theory models, competitor analysis and assessment of innovative and disruptive technologies for growth. In addition, Capital evaluations, assessing strategic alliance formations, M&A deals, deal structuring for large sales bids, channel partner negotiations and capability development for customer retention activities were some of the key aspects of the role.

There is no family relationship between Mr. Maheswaran and any other director or executive officer in Sentry Petroleum. Mr. Maheswaran does not hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such act.

Item 7.01 Regulation FD Disclosure.

On August 28, 2008 the Company issued a press release announcing the appointment of Chief Financial Officer and New Executive Director.

Item 9.01 Financial Statements and Exhibits

c) Exhibits

The following exhibits are furnished with this Form 8-K:
99.1 Press Release dated August 28, 2008: SENTRY PETROLEUM LTD. APPOINTS CHIEF FINANCIAL OFFICER AND NEW EXECUTIVE DIRECTOR

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

SENTRY PETROLEUM LTD.

Signature	Title	Date

DR. RAJ RAJESWARAN Dr. Raj Rajeswaran	President, Chief Executive Officer, and Director	August 28, 2008